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                                                                    EXHIBIT 2.04


                                MERGER AGREEMENT

                  THIS MERGER AGREEMENT ("Agreement") is made as of October 24, 1997, by and among OFFICE CENTRE CORPORATION, a Delaware corporation ("Buyer"), OFFICE CENTRE FORT WORTH, a Texas corporation to be formed as a wholly-owned subsidiary of Buyer ("Acquisition"), GREENWOOD OUTFITTERS, INC., a Texas corporation (the "Company"), ROBERT WOOD, an individual resident in Texas ("Wood") and RALEIGH GREEN, an individual resident in Texas ("Green") (Wood and Green each a "Seller" and, collectively the "Sellers or Shareholders").

                                    RECITALS

                  WHEREAS, Buyer, Acquisition, the Company and the Sellers wish to set forth the terms and conditions upon which a merger of the Company with and into Acquisition will occur and provide for the representations, warranties, agreements, and conditions applicable to the transactions contemplated by this Agreement;

                  WHEREAS, the Board of Directors of each of Buyer, Acquisition and the Company deems the merger advisable and in the best interests of each of Buyer, Acquisition and the Company and of their respective shareholders.

                  WHEREAS, the shareholders of Acquisition and the Company have approved this Agreement.

                                    AGREEMENT

                  The parties, intending to be legally bound, agree as follows:

                  1.       DEFINITIONS

                           For purposes of this Agreement, the following
terms have the meanings specified or referred to in this Section
1:

                           "APPLICABLE CONTRACT"--any Contract (a) under
which Company has or may acquire any rights, (b) under which the Company has or may become subject to any obligation or liability, or (c) by which the Company or any of the assets owned, leased or used by it is or may become bound.

                   "BALANCE SHEET"--as defined in Section 3.4.


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                    "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

                    "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                    "BUYER"--as defined in the first paragraph of this Agreement.

                    "CLOSING"--as defined in Section 2.6.

                    "CLOSING DATE"--the date and time as of which the Closing actually takes place.

                    "COMPANY"--as defined in the Recitals of this Agreement.

                    "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                    "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including:

                           (a)      the merger of Company with and into
Acquisition;

                           (b)      the execution, delivery, and performance of
the Employment Agreements;

                           (c)      the performance by Buyer, Acquisition,
Company and Sellers of their respective covenants and obligations under this Agreement; and

                    "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

                    "DAMAGES"--as defined in Section 9.2.

                    "DISCLOSURE LETTER"--the disclosure letter delivered by Sellers and Company to Buyer concurrently with the execution and delivery of this Agreement.

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                           "EMPLOYMENT AGREEMENTS"--as defined in Section
6.2.

                           "ENCUMBRANCE"--any charge, claim, lien, option,
pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                           "ENVIRONMENT"--soil, land surface or subsurface
strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                           "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--
any cost, damages, expense, liability, or obligation, arising from or under Environmental Law or Occupational Safety and Health Law and resulting from:

                           (a)      any environmental, health, or safety matters
or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                           (b)      fines, penalties, judgments, awards,
settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                           (c)      financial responsibility under Environmental
Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law and for any natural resource damages; or

                           (d)      any other compliance, corrective,
investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                           The terms "removal," "remedial," and "response
action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. sec. 9601 et seq., as amended ("CERCLA").

                           "ENVIRONMENTAL LAW"--any Legal Requirement that
requires or relates to:


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                    (a) notification of appropriate authorities and employees of releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                    (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                    (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                    (d) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                    (e) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention;

                    (f) pollution, contamination, protection of the Environment, human health or safety.

                    "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                    "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by Company.

                    "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4(b) were prepared.

                   "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                           "GOVERNMENTAL BODY"--any:

                           (a) nation, state, county, city, town, village,
district, or other jurisdiction of any nature;


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                           (b)      federal, state, local, municipal, foreign,
or other government;

                           (c)      governmental or quasi-governmental authority
of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                           (d)      body exercising, or entitled to exercise,
any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

                     "HAZARDOUS ACTIVITY"--the distribution,
generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

                    "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, classified or regulated as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                   "HSR ACT"--the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                    "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

                    "INTERIM BALANCE SHEET"--as defined in Section 3.4.

                    "IRC"--the Internal Revenue Code of 1986 or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                    "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                    "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

                    A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any

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individual who is serving, or who has at any time served, as a director or officer of such Person has, or at any time had, Knowledge of such fact or other matter.

                    "LEGAL REQUIREMENT"--any federal, state, local, municipal, or other administrative order, constitution, law, ordinance, principle of common law, regulation, or statute.

                    "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

                    "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                    "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                    (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; and

                    (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority).

                    "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

                    "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                    "PLAN"--as defined in Section 3.13.

                    "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

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                    "RELATED PERSON"--with respect to a particular individual:

                    (a) each other member of such individual's Family;

                    (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family;

                    (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and

                    (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                    With respect to a specified Person other than an individual:

                    (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                    (b) any Person that holds a Material Interest in such specified Person;

                    (c) each Person that serves as a director, officer, general partner, executor, or trustee of such specified Person (or in a similar capacity);

                    (d) any Person in which such specified Person holds a Material Interest;

                    (e) For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse, (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

                    "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other


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releasing into the Environment, whether intentional or unintentional.

                    "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                    "SECURITIES ACT"--the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                    "SELLERS"--as defined in the first paragraph of this Agreement.

                    "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                    "SURVIVING CORPORATION"--the corporation that survives the merger of Acquisition into the Company.

                    "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                    "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                    "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any written demand or statement has been made or any written notice has been given that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.


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                  2.       THE MERGER

                           2.1      THE MERGER

                           Upon the terms and subject to the conditions of
this Agreement, at the Effective Time, Company shall be merged with and into Acquisition (the "Merger"). The separate existence and corporate organization of Company shall thereupon cease and the Company and Acquisition shall thereupon be a single corporation. Acquisition shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its existence under the provisions of the Texas Business Corporation Act.

                           2.2      EFFECTIVE DATE OF THE MERGER

                           On the Closing Date, a certificate of merger (the
"Articles of Merger") shall be executed by the Company and Acquisition and shall be filed with the Secretary of State of the State of Texas. The Merger shall become effective at such time as the Articles of Merger are filed with the Secretary of State of the State of Texas, such time being hereinafter called the "Effective Time."


                           2.3      ARTICLES OF INCORPORATION

                           The Articles of Incorporation of Acquisition as in
effect immediately prior to the Effective Time shall be and remain the Articles of Incorporation of the Surviving Corporation from and after the Effective Time until amended as provided by law.

                           2.4      BY-LAWS

                     The By-Laws of Acquisition as in effect
immediately prior to the Effective Time shall be and remain the By-Laws of the Surviving Corporation from and after the Effective Time until amended as provided by law.

                           2.5      DIRECTORS AND OFFICERS

                           Acquisition and Buyer shall, at Closing, cause Bob
Gillon, Richard Case and Bob Wood to be appointed as directors of the Surviving Corporation. Bob Wood, Raleigh Green and Bob Gillon shall serve as the officers of the Surviving Corporation until their successors have been elected or appointed and shall have qualified in accordance with applicable law.

                           2.6      CLOSING

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                           The closing of such Merger (the "Closing") shall
be effective on the (i) closing or effective date of Buyer's initial public offering, or (ii) at such other date as the parties hereto shall agree in writing (the "Closing Date"), and shall be held at the offices of Buyer's counsel at 200 East Las Olas Boulevard, Fort Lauderdale, Florida 33301 at 10:00 a.m. (local time).

                           2.7      CONVERSION OF COMPANY COMMON STOCK

                           At the Effective Time, by virtue of the Merger and
without any action on the part of any holder of capital stock of Buyer, Acquisition, Company or Sellers: (i) the shares of Common Stock of Acquisition purchased, issued and outstanding immediately prior to the Effective Time shall be converted as a result of the Merger and without any action on the part of the holder thereof, into 100 shares of capital stock of the Surviving Corporation and shall represent all the issued and outstanding shares of the Surviving Corporation; and (ii) the shares of the Company held by Sellers shall be converted into and shall become, without further action on the part of the Sellers, the right to receive on a pro rata basis Nine Million Five Hundred Thousand Dollars ($9,500,000) in consideration to be paid as follows: (a) Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000) by wire transfer or certified check; and (b) the number of shares of restricted Common Stock of Buyer having a value of a Six Million Seven Hundred Fifty Thousand Dollars ($6,750,000), which number of shares of Common Stock shall be determined by dividing such dollar amount by the initial public offering price of Buyer's Common Stock (the "IPO Price").

                  3.       REPRESENTATIONS AND WARRANTIES OF SELLERS

                           Sellers and Company hereby jointly and severally
represent and warrant to Buyer and Acquisition as follows:

                           3.1      ORGANIZATION AND GOOD STANDING

                                    (a)     The Company is a corporation duly
organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

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                                    (b)     Sellers have delivered to Buyer
copies of the Organizational Documents of the Company, as currently in effect.

                           3.2      AUTHORITY; NO CONFLICT

                                    (a)     This Agreement constitutes the
legal, valid, and binding obligation of Sellers and Company, enforceable against Sellers and Company in accordance with its terms subject to bankruptcy, insolvency or other laws affecting the rights of creditors generally. Upon the execution and delivery by Sellers of the Employment Agreements, the Employment Agreements will constitute the legal, valid, and binding obligations of Sellers enforceable against Sellers in accordance with their respective terms. Sellers and Company have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform their obligations under this Agreement. The Sellers and Company have approved this Agreement under applicable state corporate law provisions, and such approval is binding.

                                    (b)     Neither the execution and delivery
of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                                            (i)   contravene, conflict with, or
result in a violation of (A) any provision of the Organizational Documents of the Company, or (B) any resolution adopted by the board of directors or the stockholders of the Company;

                                            (ii)  contravene, conflict with, or
result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any material remedy or obtain any material relief under, any Legal Requirement or any Order to which the Company or any Seller, or any of the assets owned or used by the Company, may be subject;

                                            (iii) contravene, conflict with, or
result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

                                            (iv)  contravene, conflict with, or
result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to

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cancel, terminate, or modify, any material Applicable Contract; or

                                            (v)  result in the imposition or
creation of any Encumbrance upon or with respect to any of the material assets owned or used by the Company.

                                            Except as set forth in Part 3.2 of
the Disclosure Letter, no Seller or the Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                                    (c)     Sellers are acquiring the Buyer's
Common Stock for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Each Seller acknowledges that each certificate representing Buyer's Common Stock acquired pursuant to this Agreement shall bear an appropriate restrictive legend and each Seller further acknowledges that each shall be subject to such "lock-up" restriction as may be imposed by the Buyer's underwriter or any entity regulating the issuance of the Buyer's Common Stock in its initial public offering, for a period not to exceed one year from the Closing Date.

                           3.3      CAPITALIZATION

                                    The authorized equity securities of the
Company consist of 1,000,000 shares of common stock, no par value, of which 50,000 shares are issued and outstanding and constitute the Shares. The Sellers are, and will be on the Closing Date, the record and beneficial owners and holders of the Shares listed on Schedule 3.3 hereto, free and clear of all Encumbrances. All of the outstanding securities of the Company are owned of record and beneficially by the persons listed on Schedule 3.3. All of the outstanding Shares have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in Schedule 3.3, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

                           3.4      FINANCIAL STATEMENTS

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                                    Sellers have delivered to Buyer:
(a) unaudited consolidated balance sheets of the Company as at December 31, 1995 and December 31, 1996 ("Balance Sheet") and the related statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, and (b) an unaudited consolidated balance sheet of the Company as at September 30, 1997 (the "Interim Balance Sheet") and the related unaudited consolidated statements of income for the nine months then ended. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than the Company are required by GAAP to be included in the financial statements of the Company.

                           3.5      BOOKS AND RECORDS

                                    The books of account, minute books, stock
record books, and other records of the Company, all of which have been made available to Buyer, are, in all material respects, complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Company is subject to that Section), including the maintenance of an adequate system of internal controls. The minute books of the Company contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Company. At the Closing, all of those books and records will be in the possession of the Company.

                           3.6      TITLE TO PROPERTIES; ENCUMBRANCES

                                    Part 3.6 of the Disclosure Letter contains a
complete and accurate list of all real property, leaseholds, or other interests therein owned by the Company. Sellers have delivered or made available to Buyer copies of the leases and other instruments by which the Company occupies such real property and interests and such instruments are true, complete and accurate. The Company owns or leases all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that they purport to own or lease located in the facilities owned or operated by the Company and reflected as owned or leased in the books and records of the Company,

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including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by the Company since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(c) liens for current taxes not yet due, and (d) with respect to real property,
(i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of the Company, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

                           3.7      CONDITION AND SUFFICIENCY OF ASSETS

                                    To the knowledge of Sellers, the buildings,
plants, structures, and equipment of the Company are, in all material respects, structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

                           3.8      ACCOUNTS RECEIVABLE

                                    All accounts receivable of the Company that
are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will


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represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are, or will be as of the Closing Date, in all material respects, current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date (which reserves are calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Interim Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To Seller's knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                           3.9      INVENTORY

                                    All inventory of the Company, whether or not
reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in no event exceeds $25,000, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at the lower of cost or net realizable value on and average cost basis. The quantities of each item of inventory are reasonable in the present circumstances of the Company.

                           3.10     NO UNDISCLOSED LIABILITIES

                                    Except as set forth in Part 3.10 of the
Disclosure Letter, to Seller's knowledge the Company has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                           3.11     TAXES

                                    (a)     The Company has filed or caused to
be filed (on a timely basis since December 31, 1993) all Tax Returns that are or were required to be filed by or with respect to it pursuant to applicable Legal Requirements. The Company has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed by the Company since December 31, 1993. The Company has paid, or made provision for the payment of, all Taxes that have or may have become due from the Company pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are listed in
Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

                                    (b)     Except as set out in Part 3.11 of
the Disclosure Schedule, no United States federal income Tax Returns of the Company subject to such Taxes have been audited by the IRS for taxable years from 1990 through 1996. Part 3.11 of the Disclosure Letter contains a complete and accurate list of any audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part 3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to the United States federal income Tax Returns filed by the Company or any group of corporations including the Company for all taxable years since December 31, 1993, and the resulting deficiencies proposed by the IRS. Except as described in Part 3.11 of the Disclosure Letter, the Company has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of the Company or for which the Company may be liable.

                                    (c)     In all material respects, the
charges, accruals, and reserves with respect to Taxes on the respective books of the Company are adequate (determined in accordance with GAAP) and fairly approximate the Company's liability for Taxes. To Seller's knowledge, there exists no proposed tax assessment against the Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by the Company. All Taxes that the Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                                    (d)     All Tax Returns filed by (or that
include on a consolidated basis) the Company are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by the Company after the date of this Agreement.

                           3.12     NO MATERIAL ADVERSE CHANGE

                                    Since the date of the Balance Sheet, there
has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company, and, to Sellers' Knowledge, no event has occurred or circumstance exists that may result in such a material adverse change, excluding general economic conditions.

                           3.13     EMPLOYEE BENEFITS

                                    Except for group medical insurance and
associated life insurance, the Company (i) has not contributed to any pension, profit sharing, option or other incentive plan or other type of employee benefit plan, (ii) does not maintain or has not maintained, is not or was not a party to, or otherwise participates or participated in, on its own behalf or on behalf of any former employees, any pension, profit sharing, option or other incentive plan or other type of employee benefit plan, or (iii) has no obligation to, or customary arrangement with, former employees, if any, for bonuses, incentive compensation, vacation, severance pay, sick pay, sick leave, insurance, service award, relocation, disability or other benefits, whether oral or written.

                           3.14     COMPLIANCE WITH LEGAL REQUIREMENTS;
                                    GOVERNMENTAL AUTHORIZATIONS

                                    (a)     Except as set forth in Part 3.14 of
the Disclosure Letter:

                                            (i)   in all material respects, the
Company is, and at all times, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                            (ii)  no event has occurred or
circumstance exists that (with or without notice or lapse of time) in any material respect (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                            (iii) the Company has not received,
at any time, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                                    (b)     Part 3.14 of the Disclosure Letter
contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Company (all of which authorizations have been delivered to Buyer). Each Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14 of the Disclosure Letter:

                                            (i)   the Company is, and at all
times has been, in all material respects, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14 of the Disclosure Letter;

                                            (ii)  no event has occurred or
circumstance exists that may (with or without notice or lapse of time) in any material respect (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter;

                                            (iii)  the Company has not received
any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                                            (iv)  all applications required to
have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14 of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental

Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                                    The Governmental Authorizations listed in
Part 3.14 of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company to own and use their assets in the manner in which they currently own and use such assets except where the failure to obtain a Governmental Authorization would not result in a material adverse change to the Company.

                           3.15     LEGAL PROCEEDINGS; ORDERS

                                    (a)     Except as set forth in Part 3.15 of
the Disclosure Letter, to Sellers' knowledge there is no pending Proceeding:

                                            (i)    that has been commenced by or
against the Company that relates to or may affect the business of, or any of the assets owned or used by, the Company; or

                                            (ii)   that challenges, or that may
have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                                                   To the Knowledge of Sellers
and the Company, no such Proceeding as described above has been Threatened. Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Company.

                                    (b)     To Sellers' knowledge, except as set
forth in Part 3.15 of the Disclosure Letter:

                                            (i)    there is no Order to which
the Company, or any of the assets owned or used by the Company, is subject;

                                            (ii)   Sellers are not subject to
any Order that relates to the business of, or any of the assets owned or used by, the Company; and

                                            (iii)  no officer, director, agent,
or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Company.

                                    (c)     To Sellers' knowledge, except as set
forth in Part 3.15 of the Disclosure Letter:

                                            (i)    the Company is, and at all
times has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                                            (ii)   no event has occurred or
circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is subject; and

                                            (iii)  the Company has not received
any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets owned or used by the Company, is or has been subject.

                           3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS

                                    Except as set forth in Part 3.16 of the
Disclosure Letter, since the date of the Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

                                    (a)     change in the Company's authorized
or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                                    (b)     amendment to the Organizational
Documents of the Company;

                                    (c)     payment or increase by the Company
of any bonuses, salaries, distributions or other compensation to any stockholder, director, officer, or employee except in the Ordinary Course of Business provided that any payments or distributions to stockholders, directors or officers are set forth on Part 3.16(c) of the Disclosure Letter.

                                    (d)     adoption of, or increase in the
payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company;

                                    (e)     damage to or destruction or loss of
any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

                                    (f)     except in the Ordinary Course of
Business, entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company of at least $15,000.

                                    (g)     except in the Ordinary Course of
Business, sale, lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                                    (h)     cancellation or waiver of any
claims or rights with a value to the Company in excess of $15,000;

                                    (i)     material change in the accounting
methods used by the Company; or

                                    (j)     agreement, whether oral or written,
by the Company to do any of the foregoing.

                           3.17     CONTRACTS; NO DEFAULTS

                                    (a)     Part 3.17(a) of the Disclosure
Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                                            (i)   each Applicable Contract that
involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $15,000;

                                            (ii)  each Applicable Contract that
involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $15,000;

                                            (iii) each Applicable Contract that
was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of the Company in excess of $15,000;

                                            (iv)  each lease, rental or
occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $15,000 and with terms of less than one year);

                                            (v)   each licensing agreement or
other Applicable Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                                            (vi)  each collective bargaining
agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                                            (vii) each joint venture,
partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

                                            (viii) each Applicable Contract
containing covenants that in any way purport to restrict the business activity of the Company or any Affiliate of the Company or limit the freedom of the Company or any Affiliate of the Company to engage in any line of business or to compete with any Person;

                                            (ix)  each Applicable Contract
providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods and sales commission arrangements for employees;

                                            (x)   each power of attorney granted
by the Company that is currently effective and outstanding;

                                            (xi)  each Applicable Contract
entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                                            (xii)  each Applicable Contract for
future capital expenditures in excess of $15,000;

                                            (xiii) each currently effective
written warranty, guaranty, indemnity, and or other similar undertaking with respect to contractual performance extended by the Company other than in the Ordinary Course of Business;

                                            (xiv)  each Contract for
indebtedness of the Company involving future aggregate payments of more than $10,000; and

                                            (xv)   each amendment, supplement,
and modification (whether oral or written) in respect of any of the foregoing.

                                    (b)     Except as set forth in Part 3.17(b)
of the Disclosure Letter:

                                            (i)    no Seller (and, to the
knowledge of Sellers, no Related Person of any Seller) has or may acquire any rights under, and no Seller has or may become subject to, any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, the Company; and

                                            (ii)   to the knowledge of Sellers,
no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract with any person other than the Company that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Company, or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

                                    (c)     Except as set forth in Part 3.17(c)
of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is, to the knowledge of Sellers, in full force and effect and is valid and enforceable in accordance with its terms.

                                    (d)     To Sellers' knowledge, except as set
forth in Part 3.17(d) of the Disclosure Letter:

                                            (i)    the Company is, and at all
times has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any material obligation or liability or by which the Company or any of the material assets owned or used by the Company is or was bound;

                                            (ii)   each other Person that has or
had any material obligation or liability under any Contract under which the Company has or had any rights is in full compliance with all material applicable terms and requirements of such Contract;

                                            (iii)  no event has occurred or
circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                                            (iv) the Company has not given to
or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Applicable Contract.

                                    (e)     There are no renegotiations of,
attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Applicable Contracts with any Person and, to Sellers' Knowledge, no such Person has made written demand for such renegotiation.

                                    (f)     To Sellers' Knowledge, the
Applicable Contracts relating to the sale or provision of products or services by the Company have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                                    (g)     The Company has made available to
Buyer true, complete and correct copies of the Contracts required to be set forth in Part 3.17 of the Disclosure Letter.

                           3.18     INSURANCE

                                    (a)     Sellers have made available to
Buyer:

                                            (i)   true and complete copies of
all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three years preceding the date of this Agreement;

                                            (ii)  true and complete copies of
all pending applications for policies of insurance; and

                                            (iii) any statement by the auditor
of the Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                                    (b)     Part 3.18(b) of the Disclosure
Letter describes:

                                            (i)  any self-insurance arrangement
by or affecting the Company, including any reserves established thereunder;

                                            (ii)  any contract or arrangement,
other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

                                            (iii) all obligations of the Company
to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                                    (c)     All material assets, properties and
risks of the Company are, and for the past three years have been, covered by valid and, except for policies that have expired under their terms in the ordinary course, currently effective insurance policies or binders of insurance (including, without limitation, general liability insurance, property insurance and workers' compensation insurance) issued in favor of the Company, in each case with responsible insurance companies, in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in business and operations similar to those of the Company. There has not been any claim under any such insurance policy during the past three years that could reasonably be expected to have a material adverse effect on the Company.

                                    (d)     Except as set forth on Part 3.18(d)
of the Disclosure Letter:

                                            (i)  Since January 1, 1997 the
Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                                            (ii) The Company has paid all
premiums due, and has otherwise performed all of its obligations, under each policy to which the Company is a party or that provides coverage to the Company or director thereof.

                                            (iii)  To Sellers' Knowledge, the
Company has given notice to the insurer of all claims that may be insured thereby.

                           3.19     ENVIRONMENTAL MATTERS

                                    To Sellers' knowledge, except as set forth
in part 3.19 of the disclosure letter:

                                    (a)     The Company is, and at all times has
been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Seller or the Company has any basis to expect, nor has any of them received, any actual or Threatened Order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Sellers or the Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Sellers, or the Company, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                                    (b)     There are no pending or, to the
Knowledge of Sellers and the Company, Threatened claims, Proceedings or Encumbrances relating to any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                                    (c)     No Seller or the Company has any
basis to expect, nor has any of them received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by the Company have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                                    (d)     The Company has no Environmental,
Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which the Company (or any predecessor), has or had an interest.

                                    (e)     To the extent same would constitute
a violation of Environmental Laws, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities, or incorporated into any structure therein or thereon. To the extent same would constitute a violation of Environmental Laws, the Company, has not permitted or conducted any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which the Company has or had an interest.

                                    (f)     To the extent same would constitute
a violation of Environmental Laws and there has been no Release or Threat of Release, of any Hazardous Materials at or from the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which the Company has or had an interest.

                                    (g)     Sellers have delivered to Buyer
true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed by Sellers or the Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by the Company with Environmental Laws.

                                    (h)     There are no underground or
above-ground storage tanks, incinerators or surface impoundments at, on, or about under or within any real property operated or controlled, in whole or in part by the Company.

                           3.20     EMPLOYEES

                                    (a)     Part 3.20 of the Disclosure Letter
contains a complete and accurate list of the following information for each employee or director of the Company, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since December 31, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Company's insurance, medical, welfare, or vacation plan, or any other employee benefit plan.

                                    (b)     To Seller's Knowledge, no employee
or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the

Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Company by any such employee or director. To Sellers' Knowledge, no director, officer, or other key employee of the Company presently intends to terminate his employment with the Company.

                           3.21     LABOR RELATIONS; COMPLIANCE

                                    The Company has not been or is a party to
any collective bargaining or other labor Contract. There has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting the Company or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. To Sellers' knowledge, the Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements that would have a material adverse effect of the Company.

                           3.22             INTELLECTUAL PROPERTY

                                    (a)   INTELLECTUAL PROPERTY ASSETS--The term
"Intellectual Property Assets" includes:

                                            (i)  the Company's name, all
fictional business names, trading names, registered and unregistered trademarks, service marks, and applications
(collectively, "Marks");

                                            (ii)  all patents, patent
applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                                            (iii)      all copyrights in both
published works and unpublished works (collectively, "Copyrights"); and

                                            (iv)       all know-how, trade
secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints and considered by Sellers to be proprietary to the Company's business (collectively, "Trade Secrets"); owned, used, or licensed by the Company as licensee or licensor.

                                    (b)     AGREEMENTS--Part 3.22(b) of the
Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Company, of all Contracts relating to the Intellectual Property Assets to which the Company is a party or by which the Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $15,000 under which the Company is the licensee. There are, to Sellers' Knowledge, no disputes or disagreements with respect to any such Contracts.

                                    (c)     OWNERSHIP--

                                            The Company is the owner of all
right, title, and interest in and to each of its Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                                    (d)     MARKS--

                                            (i)   The Company is the owner of no
Marks, other than its corporate name and its assumed name, Greenwood Office Outfitters.

                                            (ii)  Except as set forth on Part
3.22(d) of the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                                            (iii) Except as set forth on Part
3.22(d) of the Disclosure Letter, to Sellers' Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                                            (iv)  To Sellers' Knowledge, none of
the Marks used by Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                                    (e)     COPYRIGHTS--The Company is the owner
of no Copyrights.

                                    (f)     Trade Secrets--The Company owns no
Trade Secrets

                           3.23     CERTAIN PAYMENTS

                                    To Sellers' Knowledge, neither the Company
or any director, to Sellers' Knowledge, officer, agent, or employee of the Company, or any other person associated with or acting for or on behalf of the Company, has directly or indirectly and in violation of any Legal Requirement
(a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

                           3.24     DISCLOSURE

                                    (a)     No representation or warranty of
Sellers in this Agreement and no statement in the Disclosure Letter knowingly omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                                    (b)     No notice given pursuant to Section
5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                           3.25     RELATIONSHIPS WITH RELATED PERSONS

                                    Except as set forth on Part 3.25 of the
Disclosure Letter, no Seller or, to Sellers' Knowledge, any Related Person of Sellers or of the Company has any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's business other than through ownership of the Company's common stock. No Seller or, to Sellers' Knowledge, any Related Person of Sellers or of the Company owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that (i) has business dealings or a material financial interest in any transaction with the Company, or (ii) engages in competition with the Company with respect to any line of the products or services of the Company (a "Competing Business") in any market presently served by the Company. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or, to Sellers' Knowledge, any Related Person of Sellers or of the Company is a party to any Contract with, or has any claim or right against the Company that will survive the Closing.

                           3.26     BROKERS OR FINDERS

                                    Sellers and their agents have incurred no
obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.



                  4.       REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND
                           BUYER

                           Acquisition and Buyer (the "Buyer Companies")
jointly and severally represent and warrant to Sellers as follows:

                           4.1      ORGANIZATION; POWER; QUALIFICATION

                                    Acquisition will at the Closing Date be a
corporation duly organized, validly existing and in good standing under the laws of the State of Texas and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Acquisition and Buyer has the corporate power and authority to own or lease and operate its properties to carry on its business as now being conducted, and is duly qualified and in good standing and authorized to do business as a foreign corporation in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization except where the failure to so qualify would not have a material adverse effect on the Buyer and Acquisition, taken as a whole.

                           4.2      AUTHORITY

                                    Each of Acquisition and Buyer has the
corporate power and has taken all necessary corporate action to authorize Acquisition or Buyer as the case may be, to execute, deliver and perform the Agreement and to consummate the transactions contemplated thereby. The execution and delivery by each of Acquisition and Buyer of this Agreement and the Employment Agreement to which each is a party constitutes the valid and legally binding obligation of Acquisition or Buyer, as the case may be, enforceable in accordance with the documents' terms, except as may be limited by bankruptcy, insolvency or other laws effecting creditors' rights generally.

                           4.3      CAPITALIZATION

                                    As of the date hereof, the authorized common
stock of the Buyer consist of 50,000,000 shares of common stock, $.001 par value per share, of which 5,309,800 shares are issued and outstanding. All of the outstanding common stock of the Company has been duly authorized and validly issued and are fully paid and nonassessable. None of the outstanding common stock or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The shares of the Company's Common Stock to be delivered to Sellers at Closing pursuant to Section 2.7 will be duly authorized, validly issued, fully paid and non-assessable.

                           4.4      BOOKS AND RECORDS

                                    The books of account, minute books, stock
record books, and other records of the Buyer, are complete, in all material respects, and correct and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Buyer contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Buyer.

                           4.5      TAXES

                                    Buyer has filed or caused to be filed on a
timely basis all Tax Returns that are or were required to be filed by or with respect to it. Buyer has paid, or made provision for the payment of, all Taxes that have or may have become due from Buyer pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Buyer, except such Taxes, if any, are being contested in good faith.

                           4.6      COMPLIANCE WITH LEGAL REQUIREMENTS;
                                    GOVERNMENTAL AUTHORIZATIONS

                                    Except as set forth on Schedule 4.6:

                                    (i)     In all material respects, Buyer is,
and at all times, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                                    (ii)    no event has occurred that (with or
without notice or lapse of time) in any material respect (A) may constitute or result in a violation by Buyer of, or a failure on the part of Buyer to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                                    (iii)   Buyer has not received notice
or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential material obligation on the part of the Buyer to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                           4.7      LEGAL PROCEEDINGS; ORDERS

                                    There is no pending material Proceeding:

                                            (i)    that has been
commenced by or against Buyer or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Buyer; or

                                            (ii) that challenges, or that may
have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                                    To the Knowledge of Buyer, no such
Proceeding has been Threatened.

                           4.8      PRO FORMA FINANCIAL STATEMENTS

                                    On or before November 10, 1997, Buyer shall
deliver to Sellers a copy of pro forma unaudited combined financial statements of Buyer as at September 30, 1997 and for the nine months then ended in the form to be included in the Registration Statement for Buyer's initial public offering (the "Pro Forma Financial Statements"). A copy of which will be attached as
Exhibit 4.8. Such Pro Forma Financial Statements will fairly present the Buyer's belief as to the pro forma financial condition of the Company as at September 30, 1997 based upon the assumptions set forth therein. Sellers shall have five business days after receipt of the Pro Forma Financial Statements to advise Buyer whether they elect to terminate this Agreement. If Seller's furnish written notice to Buyer within such five Business Days period that they elect to terminate this Agreement, it shall terminate without further obligation to any party.

                           4.9      CERTAIN PROCEEDINGS

                                    There is no pending Proceeding that has been
commenced against Buyer or Acquisition and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the contemplated transactions. To Buyer's and Acquisition's knowledge, no such proceeding has been threatened.

                           4.10     BROKERS OR FINDERS

                                    Buyers and Acquisition and their officers
and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Company and Sellers harmless from any such payment alleged to be due by or through Buyer or Acquisition as a result of the action of Buyer and Acquisition or their officers or agents.

                  5.       COVENANTS OF SELLERS AND COMPANY PRIOR TO CLOSING
DATE

                           5.1      ACCESS AND INVESTIGATION

                                    Between the date of this Agreement and the
Closing Date, Sellers will, and will cause Company and their Representatives to,
(a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data pertaining to Company as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information pertaining to Company as Buyer may reasonably request.

                           5.2      OPERATION OF THE BUSINESS OF THE COMPANY

                                    Between the date of this Agreement and the
Closing Date, Sellers will use their Best Efforts to, and will use their Best Efforts to cause the Company to:

                                    (a)     conduct the business of the Company
only in the Ordinary Course of Business;

                                    (b)     preserve intact the current business
organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

                                    (c)     confer with Buyer concerning
operational matters of a material nature; and

                                    (d)     otherwise report periodically to
Buyer concerning the status of the business, operations, and finances of the Company.

                           5.3      NEGATIVE COVENANT

                                    Except for distributions to Sellers in
amounts consistent with prior periods and except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, Sellers will not, and will cause the Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

                           5.4      REQUIRED APPROVALS

                                    As promptly as practicable after the date of
this Agreement, Sellers will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Sellers will, and will cause the Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining any required consents.

                           5.5      NOTIFICATION

                                    Between the date of this Agreement and the
Closing Date, each Seller will promptly notify Buyer in writing if such Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this
Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

                           5.6      NO NEGOTIATION

                                    Until such time, if any, as this Agreement
is terminated pursuant to Section 10, Sellers will not, and the Company will not and each of their Representatives will not directly or indirectly solicit, initiate or encourage, accept or discuss any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company. Sellers or the Company will promptly notify Buyer of any such inquiries or proposals.

                           5.7      BEST EFFORTS

                                    Between the date of this Agreement and the
Closing Date, Sellers and the Company will use their Best Efforts to cause the conditions in Section 7 to be satisfied.

                  6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

                           6.1      ACCESS AND INVESTIGATION

                                    Between the date of this Agreement and the
Closing Date Buyer will furnish Sellers and Sellers's advisers with copies of such agreements, books and records, and other existing documents and data pertaining to Buyer as Sellers may reasonably request, and furnish Sellers and Sellers's advisors with such additional financial, operating and other data and information as Sellers's may reasonably request.

                           6.2      NOTIFICATION

                                    Between the date of this Agreement and the
Closing Date, Buyer will promptly notify Sellers in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement or any fact or condition that would, except as expressly contemplated by this Agreement, cause or constitute a Breach of any such representation or warranty.

                           6.3      BEST EFFORTS

                                    Between the date of this Agreement and the
Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 8 to be satisfied.

                           7.       CONDITIONS PRECEDENT TO BUYER'S AND
                                    ACQUISITION'S OBLIGATION TO CLOSE

                    Buyer's and Acquisition's obligations to consummate the Merger and to take the other actions required to be taken by Buyer and Acquisition at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer and Acquisition, in whole or in part):

                           7.1      ACCURACY OF REPRESENTATIONS

                                    All of Sellers' and Company's
representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter.

                           7.2      SELLERS' PERFORMANCE

                                    (a)     All of the covenants and obligations
that Sellers and Company are required to perform or to comply with pursuant to this Agreement at or prior to the Closing, must have been duly performed and complied with in all material respects.

                                    (b)     There shall be delivered at Closing
(i) the Employment Agreements with Wood and Green in the form of Exhibit 7.2(b)(i) executed by Wood and Green, respectively, and (ii) the certificate executed by Sellers and an officer of the Company representing to Buyer and Acquisition that each of the Sellers' and Company's representations and warranties in this Agreement was accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing Date, and (iii) each of the other covenants and obligations in the Agreement must have been performed and complied with in all respects.

                           7.3              CONSENTS

                                    Each of the consents identified in subparts
3.2 of the Disclosure Letter, must have been obtained and must be in full force and effect.

                           7.4      ADDITIONAL DOCUMENTS

                                    Each of the following documents must have
been delivered to Buyer:

                                    (a)     an opinion of Kelly, Hart & Hallman,
dated the Closing Date, in the form of Exhibit 7.4(a);

                                    (b)     such other documents as Buyer or its
counsel may reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 8.4(a), (ii) evidencing the accuracy of any of Sellers' representations and warranties, (iii) evidencing the performance by Seller, the Company, or the compliance by Seller or the Company with, any covenant or obligation required to be performed or complied with by such party,
(iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.


                           7.5      NO PROCEEDINGS

                                    Since the date of this Agreement, there must
not have been commenced or Threatened against Buyer or Acquisition, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                           7.6 NO CLAIM REGARDING STOCK OWNERSHIP OR MERGER PROCEEDS

                                    There must not have been made or Threatened
by any Person other than Sellers any claim asserting that such Person other than Sellers (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company, or (b) is entitled to all or any portion of the Merger consideration.

                           7.7      NO PROHIBITION

                                    Neither the consummation nor the performance
of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

                           7.8      NO INJUNCTION

                                    No preliminary or permanent injunction or
other order by any federal or state court preventing or consummation of the transactions contemplated in this Agreement has been issued and continues in effect, and this Agreement and the transactions contemplated hereby are not prohibited under any applicable federal or state law or regulation.

                           8. CONDITIONS PRECEDENT TO SELLERS' AND THE COMPANY'S OBLIGATION TO CLOSE

                    Sellers' and the Company's obligations to consummate the Merger and to take the other actions required to be taken by Sellers and the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers and Company, in whole or in part):

                           8.1      ACCURACY OF REPRESENTATIONS

                                    All of Buyer's and Acquisition's
representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

                           8.2      BUYER'S AND ACQUISITION'S PERFORMANCE

                                    (a)     All of the covenants and obligations
that Buyer and Acquisition are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

                                    (b)     Buyer must have executed and
delivered (i) the Employment Agreements (ii) a certificate executed by an officer of Buyer representing to Sellers that Buyer and Acquisition's representations and warranties contained in this Agreement were accurate in all material respects as to the date of this Agreement and is accurate in all material respects as of the Closing as if made on the Closing.

                           8.3      ADDITIONAL DOCUMENTS

                                    Buyer and Acquisition must have caused the
following documents to be delivered to Sellers:

                                    (a)     an opinion of Atlas, Pearlman, Trop
& Borkson, P.A., dated the Closing Date, in the form of Exhibit 8.3(a); and

                                    (b)     such other documents as Sellers or
their counsel may reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 7.3(a), (ii) evidencing the accuracy of any representation or warranty of Buyer or Acquisition, (iii) evidencing the performance by Buyer or Acquisition of, or the compliance by Buyer or Acquisition with, any covenant or obligation required to be performed or complied with by Buyer or Acquisition, (iv) evidencing the satisfaction of any condition referred to in this Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

                           8.4      CONSUMMATION OF RELATED TRANSACTIONS

                                    On or prior to the Closing Date, (a) each of
the corporations listed on Schedule 8.4 hereto shall have merged with or into a wholly-owned subsidiary of the Buyer (and shall have become a wholly-owned subsidiary of the Buyer by virtue thereof), (b) the consolidated balance sheet of Buyer upon closing of the Merger and the acquisitions referred to in clause
(a) shall not be materially different from the balance sheet included in the Pro Forma Financial Statements, (c) the Buyer shall have executed an underwriting agreement with a nationally recognized investment banking firm providing for a firm commitment underwritten offering of Buyer's Common Stock and (d) Sellers shall have received a certificate of Buyer, executed by its Chief Executive Officer, stating that each such condition has been satisfied.

                           8.5      TAX OPINION

                                    The Sellers shall have received the opinion
of Kelly, Hart & Hallman, P.C., counsel to the Sellers, to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code and that the Sellers will not recognize any taxable income as the result of the Merger except in respect of the cash consideration received pursuant to Section 2.7. In rendering such opinion, counsel may rely upon representations and certificates of the Sellers, the Company, Acquisition and Buyer, each of which shall furnish the same to counsel upon request. Not later than November 10, 1997 counsel shall advise Sellers whether it believes that it will be able to render such opinion. If counsel has advised Sellers by such date that such opinion cannot be rendered, Sellers may terminate this Agreement by written notice to Buyer on or prior to November 15, 1997. If counsel advises that such opinion may not be rendered, Sellers agree to consider alternative structures that would provide tax free treatment.

                            9.      INCIDENTAL REGISTRATION

                           9.1      RIGHT TO INCLUDE SHARES

                                    If at any time after the Buyer's Initial
Public Offering but before the second anniversary of the Closing, the Buyer proposes to register any of its securities under the Securities Act of 1933 (other than by a registration in connection with an acquisition in a manner which would not permit registration of the Shares for sale to the public, on Form S-4, or any successor form thereto, or on Form S-8, or any successor form thereto), the Buyer will each such time give prompt written notice to Sellers of its intention to do so and of Sellers' rights under this Section 9.1. Upon the written request of any

Sellers made within twenty (20) days after the receipt of any such notice (which request shall specify the Shares intended to be disposed of by such Sellers and the intended method of disposition thereof), the Buyer will, subject to the terms of this Agreement, effect the registration under the Securities Act of that number of Shares by inclusion of such Shares in the registration statement which covers the securities which the Buyer proposes to register, provided that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Buyer shall determine for any reason either not to register or to delay registration of such securities, the Buyer may, at its election, give written notice of such determination to Sellers and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Shares in connection with such registration, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Shares, for the same period as the delay in registering such other securities. The Company will pay all registration expenses in connection with each registration of Shares requested pursuant to this Section 9.1.

                                    If the managing underwriter of an
underwritten offering contemplated by this Section 9.1 shall inform in writing the Buyer and Sellers requesting such registration of its belief that the number of securities requested to be included in such registration exceeds the number which can be sold in (or during the time of) such offering, then the Buyer will include in such registration, to the extent of the number which the Buyer is so advised can be sold in (or during the time of) such offering, (i) first securities proposed by the Buyer to be sold for its own account, and (ii) second shares and securities of other selling security holders requested to be included in such registration pro rata on the basis of the number of shares of such securities so proposed to be sold and so requested to be included.

                           10.      TERMINATION

                           10.1     TERMINATION EVENTS

                                    This Agreement may, by notice given prior to
or at the Closing, be terminated:

                                    (a)     by either Buyer and Acquisition or
Sellers and the Company if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been cured or waived;

                                    (b)     (i) by Buyer and Acquisition if any
of the conditions in Section 7 has not been satisfied as of the

Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Sellers and Company, if any of the conditions in Section 8 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers and Company to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing Date;

                                    (c)     by mutual consent of Buyer and
Acquisition and Sellers and the Company; or

                                    (d)     by either Buyer and Acquisition or
Sellers and the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before June 1, 1998, or such later date as the parties may agree upon.

                                    A party's right of termination under Section
10.1 is in addition to any other rights it may have under this Agreement or otherwise, the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement terminate, except the obligations in Section 12.1 and 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

                           11.      INDEMNIFICATION; REMEDIES

                           11.1     SURVIVAL

                                    All representations, warranties, covenants,
and obligations in this Agreement, the Disclosure Letter and any of the supplements thereto, and any other certificate or document delivered pursuant to this Agreement will survive the Closing until the audit report for the Buyer's fiscal year ended December 31, 1998 is issued except for the representations and warranties in Sections 3.3 and 3.11, which shall survive for the applicable statute of limitations. Each party has the right to rely on the representations and warranties of the other party. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                           11.2     INDEMNIFICATION AND PAYMENT OF DAMAGES BY
SELLERS

                                    Sellers, jointly and severally will
indemnify and hold harmless Buyer, the Surviving Corporation, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                                    (a)     any Breach of any representation or
warranty made by Sellers in this Agreement, giving effect to any supplement to Disclosure Letter, the Disclosure Letter and any of the supplements thereto, or any other certificate or document delivered by Sellers pursuant to this Agreement;

                                    (b)     any Breach by either Seller of any
covenant or obligation of such Seller in this Agreement;

                                    (c)     any claim by any Person for
brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Sellers or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                                    The remedies provided in this Section 11.2
will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons.

                           11.3     INDEMNIFICATION AND PAYMENT OF DAMAGES BY
BUYER

                                    Buyer will indemnify and hold harmless
Sellers for, and will pay to the Sellers the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' and other professional fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                                    (a)     any Breach of any representation or
warranty made by Buyer in this Agreement;

                                    (b)   any Breach by Buyer of any covenant or
obligation of Buyer in this Agreement;

                                    (c)   any claim by any Person for brokerage
or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on their behalf) in connection with any of the Contemplated Transactions.

                                    The remedies provided in this Section 11.3
will not be exclusive of or limit any other remedies that may be available to Sellers.

                           11.4     TIME LIMITATIONS; DOLLAR LIMITATIONS

                                    If the Closing occurs, Sellers will have no
liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.3, 3.11 and 3.15, unless on or before twenty-seven (27) months from the date of Closing, Buyer notifies Sellers of a claim specifying the factual basis of that claim. A claim with respect to Section 3.3, 3.11 and 3.15 may be made at any time prior to the applicable statute of limitations with respect to such matter.

                                    Notwithstanding any conflicting provisions
herein, no party shall be liable for damages, indemnity or otherwise to another party in respect to the inaccuracy or breach of any representations, warranties, covenants or agreements herein except to the extent that Damages to the aggrieved party caused by such inaccuracy of breach exceed the sum of $100,000. Furthermore, Sellers' aggregate liability hereunder shall in no event exceed the cash consideration to be paid to Sellers pursuant to 2.7, provided, however, such limitation will not apply for breaches of the representations and warranties contained in Section 3.3.

                           11.5     PROCEDURE FOR INDEMNIFICATION--THIRD PARTY
CLAIMS

                                    (a)     Promptly after receipt by an
indemnified party under Sections 9.2 or 9.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                                    (b)     If any Proceeding referred to in
Section 11.5(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 9 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                                    (c)     Notwithstanding the foregoing, if an
indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           11.6     PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS

                                    A claim may be asserted by notice to the
party from whom indemnification is sought.

                           11.7     ADDITIONAL LIMITATIONS ON LIABILITY OF
SELLER. Notwithstanding anything to the contrary contained in this Agreement, Sellers shall not be liable under the indemnification provisions of Section 11 hereof or otherwise have any liability for any misrepresentation or breach of warranty or covenant under this Agreement or otherwise have any liability in connection with the transactions contemplated by this Agreement to the extent that the existence of such liability, the breach of warranty or covenant or the falsity of the representation upon which such liability would be based is disclosed in the Disclosure Letter or the Schedules attached hereto or which is disclosed in a written notice furnished to Buyer prior to the Closing; provided, however, that any such misrepresentation or breach of warranty or covenant so disclosed to Buyer after the execution and delivery of this Agreement and prior to the Closing shall not affect the right of Buyer to elect not to close the transactions contemplated by this Agreement as provided in Section 7 hereof (it being understood and agreed that if, despite such right of Buyer to elect not to close by reason of the misrepresentation or breach so disclosed, nevertheless elects to close, thereby waiving such misrepresentation or breach, Buyer shall thereafter have no claim against any Seller by reason of, in connection with or arising from any such disclosed misrepresentation or breach of warranty or covenant).

                           12.      GENERAL PROVISIONS

                           12.1     EXPENSES

                                    Except as otherwise expressly provided in
this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants, provided Buyer shall bear the costs of the preparation of the Company's audited financial statements for the period ended September 30, 1997.

                           12.2     PUBLIC ANNOUNCEMENTS

                                    Any public announcement or similar publicity
with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause the Company to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person other than their professional advisors and such employees of the Company who have a need to know. Sellers and Buyer will consult with each other concerning the means by which the Company's employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                           12.3     CONFIDENTIALITY

                                    (a)     Between the date of this Agreement
and the Closing Date, Buyer and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, Acquisition and the Company to maintain in confidence, and not use to the detriment of another party or the Company any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by legal proceedings.

                                    (b)     If the Contemplated Transactions
are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

                           12.4     NOTICES

                                    All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

Sellers:                  Greenwood Outfitters, Inc.
                          290 Suffolk Court E, #300
                          Fort Worth, Texas  76133
Attention:                Robert Wood
                          Raleigh Green

Facsimile No.:            (817) 923-2914

with a copy to:           Kelly Hart & Hallman, P.C.
                          201 Main Street
                          Suite 2500
                          Fort Worth, Texas  76102
Attention:                Don C. Plattsmier
Facsimile No.:            (817) 878-9280

Buyer or Acquisition:     Office Center Corporation
                          38 East 32nd Street
                          New York, New York 10015
Attention:                Robert J. Gillon, Jr.
                          (212) 686-6623

with a copy to:           Atlas, Pearlman, Trop & Borkson, P.A.
                          200 East Las Olas Boulevard, Suite 1900
                          Fort Lauderdale, Florida 33301
Attention:                Joel D. Mayersohn, Esq.
                          (954) 766-7800

                           12.5     FURTHER ASSURANCES

                                    The parties agree (a) to furnish upon
request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                           12.6     WAIVER

                                    The rights and remedies of the parties to
this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party;
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

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




                           12.7     ENTIRE AGREEMENT AND MODIFICATION

                                    This Agreement supersedes all prior
agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Sellers dated June 30, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                           12.8     ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY
                                    RIGHTS

                                    Neither party may assign any of its rights
under this Agreement without the prior consent of the other parties. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the heirs, successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their heirs, successors and assigns.

                           12.9     SEVERABILITY

                                    If any provision of this Agreement is held
invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                           12.10            SECTION HEADINGS, CONSTRUCTION

                                    The headings of Sections in this Agreement
are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.


                           12.11            TIME OF ESSENCE


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



                                    With regard to all dates and time periods
set forth or referred to in this Agreement, time is of the essence.

                           12.12            GOVERNING LAW

                                    This Agreement will be governed by the laws
of the State of New York without regard to conflicts of laws principles.

                           12.13            COUNTERPARTS

                                    This Agreement may be executed in one or
more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.


                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:                                                  SELLERS:

OFFICE CENTRE CORPORATION
                                                        /s/ Robert Wood
                                                        -----------------------
                                                        ROBERT WOOD
By: /s/Robert J. Gillon, Jr.
    ----------------------------
     Name: Robert J. Gillon, Jr.                        /s/ Raleigh Green
     Title: CEO                                         ------------------------
                                                        RALEIGH GREEN
ACQUISITION:

OFFICE CENTRE FORT WORTH

By: /s/Robert J. Gillon, Jr.
  ---------------------------------
     Name: Robert J. Gillon, Jr.
     Title:  CEO

COMPANY:

GREENWOOD OUTFITTERS, INC.

By:  /s/Raleigh Green
   -------------------------------
     Name: Raleigh Green
     Title: President

                           GREENWOOD OUTFITTERS, INC.
                    LIST OF DISCLOSURE SCHEDULES AND EXHIBITS

                                    EXHIBITS
                                    --------

Exhibit 7.2(b)(i)          Employment Agreements
Exhibit 7.4(a)             Opinion of Kelly, Hart & Hallman
Exhibit 8.3(a)             Opinion of Atlas, Pearlman, Trop & Borkson, P.A.

                                    SCHEDULES

Schedule 3.2               Authority; No Conflict
Schedule 3.3               List of Owners of Outstanding Securities
Schedule 3.6               Real Property
Schedule 3.8               Accounts Receivable
Schedule 3.11              Taxes
Schedule 3.14              Compliance with Legal Requirements;
                           Governmental Authorizations
Schedule 3.16              Absence of Certain Changes and Events
Schedule 3.17(a)           Contracts; No Defaults
Schedule 3.20              Employees
Schedule 8.4               Consummation of Related Transactions



                  The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities Exchange Commission upon request.